                                                                    EXHIBIT 99.1

                  MARKEL REPORTS IMPROVED UNDERWRITING RESULTS

FOR IMMEDIATE RELEASE                                   CONTACT: BRUCE KAY
                                                        TELEPHONE: 804-747-0136

           Richmond, VA, May 1, 2002 --- (NYSE - MKL) Markel Corporation announced net income of $1.73 per diluted share for the quarter ended March 31, 2002 compared to net income of $1.04 per diluted share for the first quarter of 2001. Underwriting results improved, resulting in a combined ratio of 102% in 2002 compared to a combined ratio of 106% for the first quarter of 2001. The decrease in the combined ratio was primarily due to continued improvement at Markel International and smaller underwriting losses in Discontinued Lines. Alan
I. Kirshner, Chairman and Chief Executive Officer, commented, "We believe that our efforts over the two years since Markel International's acquisition are paying off as first quarter results were improved and in line with our expectations. Our insurance operations have been achieving significant volume and rate increases since early 2001. We are confident that over time our underwriting results will benefit from these increases."

           In evaluating its operating performance, the Company focuses on core underwriting and investing results before consideration of realized gains or losses, amortization expense and nonrecurring items (these measures do not replace operating income or net income computed in accordance with generally accepted accounting principles as a measure of profitability). Following is a comparison of 2002 and 2001 results on a per diluted share basis (shares in thousands).

                                                   QUARTER ENDED
                                                     MARCH 31,
                                                     --------
                                              2002                2001
                                        ----------------     ---------------
CORE OPERATIONS                               $1.54                 $1.03
REALIZED GAINS                                  .37                   .85
AMORTIZATION EXPENSE                           (.18)                 (.84)
                                        ----------------     ---------------
NET INCOME                                     1.73                  1.04
NET CHANGE IN UNREALIZED
           GAINS AND OTHER                    (1.29)                  .28
                                        ----------------     ---------------
COMPREHENSIVE INCOME                          $0.44                 $1.32
                                        ================     ===============
WEIGHTED AVERAGE DILUTED
           SHARES                             9,852                 7,929
                                        ================     ===============

           First quarter 2002 income from core operations was $1.54 per share compared to income from core operations of $1.03 per share in 2001. The increase was due to continued

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strong performance at Markel North America and improved operating results at
Markel International.

                                    -PREMIUM ANALYSIS-
                                  QUARTER ENDED MARCH 31,
                                  (dollars in thousands)
                      ---------------------------------------------
                        GROSS WRITTEN PREMIUMS    EARNED PREMIUMS
                        2002         2001       2002        2001
                      ---------------------    --------------------
Markel North America  $327,464     $215,873    $196,289    $141,298
Markel International   170,959      234,725     122,575     104,610
Discontinued Lines      20,223       16,342       8,675      32,873
                      ---------------------    --------------------
     TOTAL            $518,646     $466,940    $327,539    $278,781
                      =====================    ====================

           Markel North America gross written premiums for the first quarter increased 52% due to increased submission activity and price increases across all business units. Markel International's gross written premiums declined primarily due to stricter underwriting guidelines, reduced aggregate policy limits and the reunderwriting of some classes of business. Markel International's first quarter writings met the Company's expectations both in terms of volume and price increases achieved. Discontinued Lines' gross written premiums consisted primarily of Corifrance's writings in both periods.

                                       -QUARTERLY COMBINED
                                         RATIO ANALYSIS-
                                     -------------------------
                                          QUARTER ENDED
                                            MARCH 31,
                                        2002       2001
                                     ----------------------
Markel North America                      96%       96%
Markel International                     110%      112%
Discontinued Lines                       144%      130%
CONSOLIDATED                             102%      106%

           Markel North America continued to produce solid underwriting profits in the first quarter of 2002. In 2002 Markel North America benefited from an improved expense ratio due to higher volume, partially offset by modest adverse loss reserve development in the Excess and Surplus Lines segment.

           Markel International's first quarter 2002 combined ratio was in line with the Company's expectations and improved compared to 112% (before the effect of reserve strengthening) in the fourth quarter of 2001. Markel International benefited from an improved expense ratio due to lower commission rates and lower overhead costs. The Company is intent on strengthening Markel International's operating performance and balance sheet through a focus on expense control and underwriting discipline which includes improved risk selection, pricing and the appropriate use of reinsurance.

           The underwriting loss from Discontinued Lines decreased to $3.8 million in the first quarter of 2002 compared to $10.0 million in 2001. The Company did not experience any significant unfavorable loss development in Discontinued Lines in the first quarter of 2002. As Markel International's discontinued programs run off, the negative impact of Discontinued Lines should continue to decrease.

           The Company anticipates that the North American and London insurance markets will continue to provide a favorable environment for growth. While all of the Company's insurance operations are achieving significant rate increases, first quarter results contain minimal benefit from these increases as the Company attempts to establish loss reserves that are more likely redundant than deficient.

           Net investment income for the first quarter of 2002 was $41.5 million compared to $43.6 million in 2001. The decrease was due to lower investment yields partially offset by continued growth in the investment portfolio due to positive cash flows from operations. For the quarter ended March 31, 2002, net realized investment gains were $5.6 million compared to realized gains of $10.4 million in 2001. Variability in the timing of realized and unrealized investment gains and losses is to be expected.

           Amortization of intangible assets was $2.8 million in the first quarter of 2002 compared to $7.7 million last year. The Company adopted Financial Accounting Standards Board Statement (Statement) No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. The decrease in amortization in 2002 is due to the fact that goodwill is no longer amortized after the adoption of Statement No. 142. Instead, Statement No. 142 requires that goodwill and other intangible assets with indefinite useful lives be tested for impairment annually in lieu of being amortized.

           The Company completed the transitional goodwill impairment test required by Statement No. 142 in the first quarter of 2002 and determined that there was no indication of goodwill impairment.

           The following table compares net income and net income per share for 2001, as adjusted for the adoption of Statement No. 142, with the amounts for 2002 (in thousands):

                                                       QUARTER ENDED
                                                         MARCH 31,
                                                 2002                 2001
                                               -------------------------------
Net income                                      $17,037              $ 8,232
Add back: Goodwill amortization                       -                4,791
                                               -------------------------------
        Adjusted net income                     $17,037              $13,023
                                               ===============================

Adjusted net income per share:
        Basic                                     $1.74                $1.68
        Diluted                                   $1.73                $1.64
Average shares outstanding:
        Basic                                     9,814                7,765
        Diluted                                   9,852                7,929

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


           Comprehensive income was $0.44 per share in the first quarter of 2002 compared to comprehensive income of $1.32 per share in 2001. The decrease in the first quarter of 2002 was primarily due to the decreased market value of the Company's investment portfolio partially offset by increased net income. The Company reported net unrealized gains, net of taxes, on its fixed maturity and equity investments of $161.7 million at March 31, 2002 compared to $173.9 million at December 31, 2001.

           Book value per common share was $110.93 at March 31, 2002 compared to $110.50 at December 31, 2001.

           The Company recently commenced an exchange offer and consent solicitation for approximately $171 million of outstanding notes issued by Markel International. If successful, the offer will have no impact on outstanding indebtedness, as the notes are included in the Company's consolidated liabilities.

           Markel Corporation markets and underwrites specialty insurance products and programs to a variety of niche markets. In each of these markets, the Company seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting profits and superior investment returns to build shareholder value.

           This is a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Certain statements contained herein are forward-looking statements that involve risks and uncertainties. Future actual results may materially differ from those in these statements because of many factors. Among other things, the impact of the events of September 11, 2001 will depend on the number of insureds and reinsureds affected by the events, the amount and timing of losses incurred and reported and questions of how coverage applies. The occurrence of additional terrorist activities could have a material impact on the Company and the insurance industry. The Company's anticipated premium growth is based on current knowledge and assumes no man-made or natural catastrophes, no significant changes in products or personnel and no adverse changes in market conditions. Changing legal and social trends and inherent uncertainties in the loss estimation process can adversely impact the adequacy of loss reserves. The Company continues to closely monitor Discontinued Lines and reinsurance programs and exposures. Adverse experience in these areas could lead to additional charges. Regulatory actions can impede the Company's ability to charge adequate rates and efficiently allocate capital. Economic conditions, interest and foreign exchange rate volatility can have a significant impact on the market value of fixed maturity and equity investments as well as the carrying value of other assets and liabilities. The Company's premium growth, underwriting and investment results have been and will continue to be potentially materially affected by these factors. Additional factors, which could affect the Company, are discussed in the Company's reports on Forms 8-K, 10-Q and 10-K. By making these forward looking statements, the Company is not intending to become obligated to publicly update or revise any forward looking statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward looking statements, which speak only as at their dates.

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         The quarterly conference call, which will involve discussion of the first quarter financial results and may include forward-looking information, will be held Wednesday, May 1st, at 10:30 a.m. Eastern time. Any person interested in listening to the call, or a replay of the call which will be available approximately two hours after the conclusion of the call until May 10, 2002, should contact Markel's Investor Relations Department at 804-747-0136. The call will also be broadcast over the Internet at www.markelcorp.com. A replay of
                                                 ------------------
the call will also be available on this web site until May 10, 2002.

                       MARKEL CORPORATION AND SUBSIDIARIES

         Consolidated Statements of Operations and Comprehensive Income

                                                                                 Three Months Ended
                                                                                     March 31,
                                                                          -----------------------------
                                                                            2002                 2001
                                                                          --------             --------
                                                                               (dollars in thousands,
                                                                               except per share data)
OPERATING REVENUES
Earned premiums .....................................................     $    327,539    $   278,781
Net investment income ...............................................           41,464         43,556
Net realized gains from investment sales ............................            5,624         10,369
                                                                          ------------    -----------
      Total Operating Revenues ......................................          374,627        332,706
                                                                          ------------    -----------

OPERATING EXPENSES

Losses and loss adjustment expenses .................................          234,456        199,045
Underwriting, acquisition and insurance expenses ....................          101,249         97,284
Amortization of intangible assets ...................................            2,797          7,692
                                                                          ------------    -----------
      Total Operating Expenses ......................................          338,502        304,021
                                                                          ------------    -----------
      Operating Income ..............................................           36,125         28,685
Interest expense ....................................................            9,081         15,146
                                                                          ------------    -----------
      Income Before Income Taxes ....................................           27,044         13,539
Income tax expense  .................................................           10,007          5,307
                                                                          ------------    -----------
       Net Income ...................................................     $     17,037    $     8,232
                                                                          ------------    -----------

OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gains (losses) on securities, net of taxes
       Net holding gains (losses) arising during
          the period ................................................     $     (8,579)   $    13,081
       Less reclassification adjustments for gains
         included in net income .....................................           (3,655)        (6,740)
                                                                          ------------    -----------
      Net unrealized gains (losses) .................................          (12,234)         6,341
Currency translation adjustments, net of taxes ......................             (498)        (4,114)
                                                                          ------------    -----------
       Total Other Comprehensive Income (Loss) ......................          (12,732)         2,227
                                                                          ------------    -----------
       Comprehensive Income .........................................     $      4,305    $    10,459
                                                                          ------------    -----------

NET INCOME PER SHARE

     Basic ..........................................................     $       1.74    $      1.06
     Diluted ........................................................     $       1.73    $      1.04
                                                                          ------------    -----------

Selected Data                                                                March 31,     December 31,
                                                                          ------------------------------
(dollars in thousands, except per share data)                                  2002           2001
--------------------------------------------------------------------------------------------------------
Total investments and cash                                                 $  3,577,240    $  3,591,202
Reinsurance recoverable on paid and unpaid losses                             1,632,887       1,569,012
Intangible assets                                                               369,331         372,128
Total assets                                                                  6,587,254       6,440,628
Unpaid losses and loss adjustment expenses                                    3,773,017       3,699,973
Unearned premiums                                                               893,172         806,922
Convertible notes payable                                                       117,404         116,022
Long-term debt                                                                  227,990         264,998
8.71% Capital Securities                                                        150,000         150,000
Total shareholders' equity                                                    1,089,679       1,085,108
Book value per share                                                        $    110.93     $    110.50
Common shares outstanding                                                         9,823           9,820

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

                               Markel Corporation
                          Segment Reporting Disclosures
                 For the Quarters Ended March 31, 2002 and 2001


                          Segment Gross Written Premium

                                               Quarter Ended March 31,
----------------------------------------------------------------------
      (dollars in thousands)                      2002          2001
----------------------------------------------------------------------
Excess and Surplus Lines                     $   280,942    $  182,259
Specialty Admitted                                46,522        33,614
London Insurance Market                          170,959       234,725
Other (Discontinued Lines)                        20,223        16,342
----------------------------------------------------------------------
              Consolidated                   $   518,646    $  466,940
======================================================================


                           Segment Net Written Premium

                                               Quarter Ended March 31,
-----------------------------------------------------------------------
      (dollars in thousands)                      2002          2001
-----------------------------------------------------------------------
Excess and Surplus Lines                     $   190,599    $  127,759
Specialty Admitted                                43,928        30,600
London Insurance Market                          117,115       169,420
Other (Discontinued Lines)                        22,474        15,132
-----------------------------------------------------------------------
              Consolidated                   $   374,116    $  342,911
-----------------------------------------------------------------------


                                Segment Revenues

                                              Quarter Ended March 31,
----------------------------------------------------------------------
      (dollars in thousands)                      2002          2001
----------------------------------------------------------------------
Excess and Surplus Lines                     $   157,128    $  109,795
Specialty Admitted                                39,161        31,503
London Insurance Market                          122,575       104,610
Investing                                         47,088        53,925
Other (Discontinued Lines)                         8,675        32,873
----------------------------------------------------------------------
              Consolidated                   $   374,627    $  332,706
----------------------------------------------------------------------


                              Segment Profit (Loss)

                                               Quarter Ended March 31,
----------------------------------------------------------------------
      (dollars in thousands)                      2002          2001
----------------------------------------------------------------------
Excess and Surplus Lines                     $     7,298    $    6,147
Specialty Admitted                                   351          (593)
London Insurance Market                          (11,993)      (13,120)
Investing                                         47,088        53,925
Other (Discontinued Lines)                        (3,822)       (9,982)
-----------------------------------------------------------------------
              Consolidated                   $    38,922    $   36,377
----------------------------------------------------------------------


                                 Combined Ratios

                                               Quarter Ended March 31,
-----------------------------------------------------------------------
                                                  2002          2001
-----------------------------------------------------------------------
Excess and Surplus Lines                             95%            94%
Specialty Admitted                                   99%           102%
London Insurance Market                             110%           112%
Other (Discontinued Lines)                          144%           130%
-----------------------------------------------------------------------
              Consolidated                          102%           106%
-----------------------------------------------------------------------

                                     ######

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